Exhibit 99.1

YP CORP. RETAINS INVESTMENT BANKER TO EXPLORE STRATEGIC OPTIONS

MAR & Associates, Inc. to Transition Out of CFO Role into Investment Banking
Role

(MESA, AZ) BUSINESS WIRE
JUNE 1, 2004

YP Corp. (OTCBB:YPNT), a leading provider of Internet-based yellow pages and related services announced today that it has expanded the role of MAR & Associates, Inc. to assist the Company in exploring strategic options in an effort to maximize shareholder value, including the possible sale or merger of the Company. Mar will be involved in the coordinating efforts relating to the selection of an advisory team, which may include other major investment bankers, advisors and professionals. There can be no assurance that any transaction will result involving YP Corp.

In the meantime, the Company expects to continue operations as usual by seeking new customers, developing new products and working with customers to maintain a high level of customer service.

According to Peter J. Bergmann, CEO of YP Corp., "With the confluence of the Company's dramatic increase in financial performance, the current intense interest in local search companies like YP Corp. and the recent consolidation and financing activity in the industry, the Board of Directors believes that it is prudent to explore the many strategies available to the Company including a possible sale or merger of the Company."

MAR & Associates, Inc. is an investment banking and consulting firm headed by YP Corp.'s current CFO, David J. Iannini. Currently, Mr. Iannini provides the services of CFO to YP Corp. through MAR & Associates, Inc. During his career, Mr. Iannini was an investment banker for 13 years with Salomon Brothers, Inc. and Schroders, served three years as Vice President of Corporate Development and Treasurer of Viad Corp, a NYSE-listed company with approximately a $2 billion market capitalization, as well as several years with a Big Five accounting firm. Mr. Iannini has been involved in completing transactions for a wide variety of public companies including, Xerox, Textron, Bank of America, Wells Fargo, Toys R Us, Washington Mutual, Avon Products, Viad, Hilton Hotels, Eastman Kodak and Channel Commercial Corporation. Mr. Iannini has also represented several smaller private companies including; Entertainment Data, Do-able Products, K-Bell Socks, Cedu, Michael Alan Designs, Intercontinental Art and Arrow Foods."

According to Mr. Bergmann, " David is exceptionally qualified to identify unique opportunities for us and advise the Company in this process. He possesses a formidable combination of extensive knowledge of the Company and an outstanding


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record as an investment banker on Wall Street. These attributes are exclusive to
David so it was a natural to ask him to be involved in this effort."

Mr. Bergmann further explained, "In an effort to avoid potential conflicts and to allow MAR & Associates to devote its full and unbridled attention on this task, over the coming weeks or months, David will assist us to find a new qualified CFO, with the help of the board and the audit committee. In the interim, he will continue to serve as CFO until a suitable candidate is hired."

According to David J. Iannini, President of MAR and current CFO of YP Corp., "The primary mission of the MAR contract was to address the many public company issues then facing YP Corp. Much progress has been made on this front, including the termination of several related party transactions, improved financial reporting and disclosure, enhanced corporate governance, an investor relations program, obtaining research coverage, establishing credit lines; among many other initiatives. In addition, during this period, YP Corp.'s revenues and profits have soared with a corresponding dramatic increase in shareholder value. With that work completed I can now better serve the Company and its shareholders by focusing my talents on greater strategic matters relating to the Company. Regarding my replacement as CFO, I will recommend to the Board certain candidates with whom I have worked in the past."


ABOUT  YP  CORP.

YP Corp., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package ("IAP") that includes a Mini-WebPage(TM) and Preferred Listing through its Yellow Pages web site at www.YP.Com. The Company's web site contains listings for approximately 18 million businesses in the United States and 150 million individuals in the United States and Canada. As of March 31, 2004, YP Corp. had approximately 305,000 IAP advertisers.

YP Corp. also provides an array of other Internet services that complement its Yellow Pages web site, including an Internet Dial-Up Package(TM) (dial-up Internet access) and QuickSite(TM) (web site design & hosting services).

YP Corp. is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations - Yellow Page Integrated Media Association "YPIMA," the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers "ADP," which mostly represents independent Yellow Pages publishers. YP Corp. is based in Mesa, AZ. For more information, visit the web site at www.YP.Com.
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FORWARD-LOOKING  DISCLAIMER

This press release includes statements that constitute "forward-looking statements," which are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to the Company's possible sale. Forward-looking statements involve risks, uncertainties and other factors that may


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cause actual results, performance or achievements of YP Corp. and its subsidiary to be materially different from those expressed or implied by such forward-looking statements.

Factors that may affect forward-looking statements and the Company's business generally include but are not limited to: (i) the Company's inability to identify a favorable suitor on acceptable terms; (ii) the challenges and impact the Company will face as a result of the indictment of its former CEO, Angelo Tullo; (iii) the success of existing competitors and the introduction of new competitors in the market; (iv) the impact of existing or new regulation on the Company's marketing and solicitation efforts; (v) risk factors and cautionary statements made in the Company's Annual Report on Form 10-KSB for the period ended September 30, 2003; and (vi) other factors that YP Corp. is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date the statement was made. YP Corp. does not undertake and specifically declines any obligation to update any forward-looking statements.

Contact:
Roger  Bedier
YP  Corp  Investor  Relations
480-325-4339
rogerb@ypcorp.com


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